Exhibit 10.26

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of 3 February 2009 by and between David L. Chessler, individually (“Executive”), DC Leasing, LLC d/b/a ProView GPS Technologies (“ProView”) and GPS Industries, Inc. (the “Company”).

WHEREAS, the Company is in the business of designing and selling GPS enabled wireless golf course management systems (“GPS Systems”) to golf courses;

WHEREAS, Executive is employed by the Company as its chief executive officer;

WHEREAS, Executive is also the principal and manager of ProView;

WHEREAS, ProView, prior to Executive’s employment with the Company and through the present, is, independent of Executive’s employment with the Company, in the business of placing GPS Systems on golf courses (Executive’s GPS Systems are referred to as “ProView Systems”).

WHEREAS, the Company presently offers its latest model GPS System to golf courses under non-traditional leases based on per-round fees and optional pay per round structures which are financed by a lease financier;

WHEREAS, the Company also offers refurbished GPS Systems to golf courses but the Company is currently unable to offer such refurbished GPS Systems under any lease structure other than traditional capital equipment leases;

WHEREAS, the Company’s competition has offered to potential customers refurbished GPS Systems to golf courses under non-traditional lease structures such as fee per rounds;

WHEREAS, ProView has in the past sold, and in the future plans to “sell,” the ProView System to golf course customers under non-traditional leases on a case by case basis in the ordinary course of its business;

WHEREAS, in order to allow the Company to match its competitors’ product offerings, the parties desire to enter into this Agreement.

NOW THEREFORE, the parties agree as follows:

1.    The term of this agreement (the “Term”) shall run concurrently with Executive’s employment with the Company.  If and when Executive’s employment with the Company terminates, this Agreement shall also terminate and all obligations arising hereunder shall terminate.

2.    The Company will offer ProView Systems to golf course customers on a non-exclusive basis and solely as a “final option;” i.e., if the customer has rejected offers for Company GPS Systems or has indicated it will go with a competitor’s lower cost solution.

3.    The Company agrees and acknowledges that Executive and Executive’s affiliated leasing companies will also market the ProView Systems through their own sales and marketing channels independent of Company.

4.    Compensation.

a.   For each ProView System “sold” by the Company during the Term Pursuant to this Agreement, ProView shall pay to the Company a commission in an amount equal to ten percent (10%) of the net present value of the projected lease stream generated by the lease (the “Commission”).  The NPV will be calculated by discounting using an imputed interest rate of the PRIME rate published by the Wall Street Journal.

b.   The Company will pay its sales representative out of the proceeds of the Commission.

c.   If a golf course customer renews or extends at the conclusion or termination of a contract under which a Commission was paid to the Company hereunder, ProView will pay an additional Commission, calculated as referenced above.

5.    The Company will service the ProView Systems at no charge in a commercially reasonable manner and in no case at a lower standard than it services its own golf course customers; provided however, ProView will provide all hardware and components required therefore.

6.         ProView will pay all installation costs for installing ProView Systems sold by the Company hereunder.

7.    The Company will own all of ProView’s advertising rights on and for the ProView’s System for the Term, but only to the extent not already transferred to the golf course customer or another third party.

8.    Miscellaneous.

a.   This Agreement and its exhibits contain the entire agreement between the parties and may not be modified, amended or changed except by written instrument signed by duly authorized executives of each party and designated as an amendment.

b.   The failure by any party at any time to require performance by any other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require performance or to claim a breach with respect thereto.

c.   This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court located within Sarasota County in the State of Florida, to the exclusion of any other court or tribunal, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein or therin, agrees that process my be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and venue and such process.

d.   If any provision of this Agreement shall be held to be invalid or unenforceable, such provisions shall not affect in any respect the validity or enforceability of the remainder of this Agreement unless the invalidity materially affects the ability of any party to perform as contemplated hereunder.

e.   The parties agree that this Agreement was fully negotiated by the parties; therefore, no provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

f.   This Agreement may be executed in counterparts and each shall be deemed an original.

Remainder of page blank; signature page to follow.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its hand and seal as of the date first referenced above.

COMPANY:		EXECUTIVE:

GPS Industries, Inc.		David L. Chessler, individually

By:	/s/ J. Benjamin E. Porter	By:	/s/ David L. Chessler
	J. Benjamin E. Porter		David L. Chessler
Its:	President and COO

DC LEASING, LLC d/b/a PROVIEW
GPS TECHNOLOGIES
		By:	/s/ David L. Chessler
David L. Chessler

		Its:	Manager